Exhibit 99.1

August 19, 2009 – For Immediate Release	Contact: Robert V. Lardon
Vice President, Investor Relations
203.328.3517
robert.lardon@harman.com

HARMAN INTERNATIONAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

•	$591 million cash balance solidifies liquidity position and provides flexibility

•	STEP Change initiatives ahead of schedule; lower cost base will provide sustainable competitive advantages

•	Strong working capital management generates positive cash from operations during the quarter

Stamford, CT, August 19, 2009 – Harman International Industries, Incorporated (NYSE: HAR) today announced results for the fourth quarter and fiscal year ended June 30, 2009. For the fiscal year 2009, net sales were $2.9 billion, a decrease of 30 percent compared to the prior year. Exclusive of foreign currency translation, net sales declined by 26 percent. Loss per diluted share for the year was ($7.19) compared to earnings per share of $1.73 last year. Excluding restructuring and goodwill charges, non-GAAP loss per diluted share was ($1.01) for the year compared to earnings of $2.35 last year.

Net sales for the fourth quarter were $668 million, a 37 percent decrease compared to $1.1 billion for the same period last year. Exclusive of foreign currency translation, net sales for the fourth quarter declined by 32 percent. Loss per diluted share in the fourth quarter was ($1.05) compared to earnings per share of $0.54 in the same period last year. Excluding restructuring and goodwill charges, non-GAAP loss per diluted share was ($0.45) for the fourth quarter compared to non-GAAP earnings of $0.68.

“Despite the continued global economic challenges, I am impressed by the major progress we are seeing in our key operational initiatives,” said Dinesh C. Paliwal, Harman’s Chairman, President and CEO. “The cost savings and operational excellence initiatives that we launched in June 2008 are ahead of target in delivering sustainable benefits. We have successfully delivered without exception on a record number of major automotive projects, despite significant market challenges. Building upon this successful track record, we are now in advanced discussions with key automakers to finalize several significant awards in the near future.”

FY 2009 Key Figures – Total Company	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	Q4 09	Q4 08	Including Currency Changes	Excluding Currency Changes[2]	FY 2009	FY 2008	Including Currency Changes	Excluding Currency Changes[2]
Net sales	668	1,067	(37)%	(32)%	2,891	4,113	(30)%	(26)%
Gross profit	143	283	(50)%	(45)%	675	1,109	(39)%	(36)%
Percent of net sales	21.3%	26.5%			23.3%	27.0%
Operating income (loss)	(83)	43	n.m.	n.m.	(509)	139	n.m.	n.m.
Percent of net sales	(12.4)%	4.0%			(17.6)%	3.4%
Net Income (loss)	(62)	32	n.m.	n.m.	(423)	108	n.m.	n.m.
Diluted earnings (loss) per share	(1.05)	0.54			(7.19)	1.73
Restructuring-related costs	46	12			100	46
Merger-related costs	0	0			0	14
Goodwill impairment charge	3	0			331	0
Non-GAAP
Gross profit[1]	143	286	(50)%	(45)%	683	1,113	(39)%	(36)%
Percent of net sales[1]	21.5%	26.8%			23.6%	27.1%
Operating income (loss)[1]	(34)	55	n.m.	n.m.	(78)	199	n.m.	n.m.
Percent of net sales[1]	(5.0)%	5.1%			(2.7)%	4.8%
Net Income (loss)[1]	(27)	40	n.m.	n.m.	(59)	146	n.m.	n.m.
Diluted earnings (loss) per share[1]	(0.45)	0.68			(1.01)	2.35
Shares outstanding - diluted (in millions)	60	59			59	62

[1,2]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

n.m. = Not Meaningful

Summary of Operations Fiscal 2009 – Full Year

Net sales in fiscal 2009 were $2.9 billion, a decrease of 30 percent or 26 percent when adjusted for constant currency compared to the prior year. Net sales declined in all three divisions due to the significant downturn in the automotive industry and lower consumer spending.

Gross margin on a non-GAAP basis in fiscal 2009 decreased 3.5 percentage points to 23.6 percent. The gross margin decline was primarily due to decreased factory utilization associated with lower sales and unfavorable product mix shift. Restructuring costs included in costs of sales were $8.7 million which consisted primarily of accelerated depreciation expenses related to the closure of manufacturing facilities.

SG&A expense on a non-GAAP basis in fiscal 2009 was $761.6 million compared to $914.7 million, representing a decrease of $153.1 million. Foreign currency translation contributed $41.9 million to the decrease in SG&A expense. Other factors included a reduction in engineering costs, net proceeds from the sale of the Automotive Division’s speech recognition assets, and overall reductions in travel, selling and other G&A expenses. Restructuring costs included in SG&A were $91.7 million, which were primarily related to the Company’s STEP Change program. Operating loss on a non-GAAP basis in fiscal 2009 was ($78.3) million compared to operating income of $198.6 million in the prior year. On a GAAP basis, including goodwill and restructuring expenses, the operating loss was ($509.3) million compared to operating income of $138.5 million.

At June 30, 2009, the cash and cash equivalents balance was $590.6 million compared to $223.1 million in the prior year. The increase in cash is primarily the result of increased borrowing from the Company’s revolving credit facility combined with the net proceeds from the Company’s common stock offering in June 2009.

Summary of Operations Fiscal 2009 – Fourth Quarter

Net sales in the fourth quarter were $667.7 million, a decrease of 37 percent or 32 percent when adjusted for constant currency compared to the prior year. Net sales declined in all three divisions primarily due to the continuing economic downturn.

Gross margin on a non-GAAP in the fourth quarter decreased 5.3 percentage points to 21.5 percent compared to the same period last year. The gross margin decline was primarily due to the Automotive Division which experienced decreased factory utilization as a result of lower sales and unfavorable product mix shift during the quarter. Restructuring costs included in costs of sales were $0.9 million which consisted primarily of accelerated depreciation expenses related to the closure of manufacturing facilities.

SG&A expense on a non-GAAP basis in the fourth quarter was $177.1 million compared to $231.5 million, representing a decrease of $54.4 million. Foreign currency translation contributed $18.9 million to the decrease in SG&A expense. Other factors included a reduction in R&D, net proceeds from the sale of the Automotive Division’s speech recognition assets, lower compensation & benefits expense, and a reduction in advertising and promotion expense. Restructuring costs included in SG&A were $45.3 million which were primarily related to the Company’s STEP Change program.

Operating loss on a non-GAAP basis in the fourth quarter was ($33.7) million compared to operating income of $54.9 million. On a GAAP basis, operating loss was ($82.7) million compared to operating income of $42.8 million in the prior year.

During the quarter, the Company launched and successfully concluded a public offering of 10.7 million shares of its common stock. The offering raised gross proceeds of $200 million, of which $38 million was used to retire existing debt. The Company intends to use the balance toward strengthening its liquidity and for general corporate purposes.

Harman continues to execute ahead of target on its STEP Change cost-savings program. The Company has achieved $190 million in sustainable savings through June 30, 2009, compared to a target of $144 million.

To strengthen global brand penetration and enhance top-line growth in traditional as well as emerging markets, the Company is sponsoring a new television and online music series in cooperation with National Geographic Channels. “The Music Nomad” series will be broadcast around the world beginning in November on Nat Geo Music and Nat Geo Adventure channels which serve an estimated 300 million households.

“Our intense focus on operational excellence and leading-edge innovation is paying significant dividends,” said Paliwal. “We have continued to earn the respect of our world-class customers in a very difficult market environment, and we have strengthened the relationships that will drive future revenues. Our technology and product portfolio is among the newest in our industry, and we are well positioned both to capture market share and to capitalize on pent-up market demand.”

Investor Call on August 19, 2009

NOTE: For reference during its analyst and investor conference call, the Company has posted a set of informational slides on its web site at www.harman.com and accompanying this press release on www.businesswire.com.

At 4:40 p.m. EDT today, Harman’s management will host an analyst and investor conference call to discuss the fourth quarter and year-end results. Those who wish to participate in the call should dial (800) 230-1085 (US) or +1 (612) 234-9959 (International), and reference Harman International.

A replay of the call will also be available following the completion of the call at approximately 6:40 p.m. EDT. The replay will be available through September 16, 2009. To listen to the replay, dial (800) 475-6701 (US) or +1 (320) 365-3844 (International), Access Code: 109061.

AT&T will also be web-casting the presentation. The web-cast can be accessed at http://65.197.1.15/att/confcast, enter the Conference ID: 109061 and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode. If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118 (US) or +1 (678) 749-8002 (International).

General Information

Harman International (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment products for the automotive, consumer and professional markets. The Company maintains a strong presence in the Americas, Europe and Asia and employs approximately 9,500 people worldwide. The Harman International family of brands spans some 15 leading names including AKG®, Audioaccess®, Becker®, BSS®, Crown®, dbx®, DigiTech®, Harman Kardon®, Infinity®, JBL®, Lexicon® , Mark Levinson®, Revel®, QNX®, Soundcraft® and Studer® . The Company’s stock is traded on the New York Stock Exchange under the symbol HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. Harman does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to (1) our ability to successfully implement our strategic initiatives, including our STEP Change cost reduction initiatives, and to achieve the intended benefits and anticipated savings of those initiatives; (2) automobile industry sales and production rates and the willingness of automobile purchasers to pay for the option of a premium audio system and/or a multi-function infotainment system; (3) changes in consumer confidence and spending and worsening economic conditions worldwide; (4) customer acceptance of our consumer and professional products; (5) the bankruptcy or financial deterioration of one or more of our major customers or suppliers; (6) the loss of one or more significant customers, including our automotive manufacturer customers, or the loss of a significant platform with an automotive customer; (7) changes in interest rates and availability of financing affecting corporate and consumer spending, including the effects of continued volatility and further deterioration in the financial and credit markets; (8) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. dollar and the euro, and other risks inherent in international trade and business transactions; (9) warranty obligations for defects in our products; (10) our ability to satisfy automotive contract performance criteria, including our ability to meet technical specifications and due dates on new platforms, at expected profit margins; (11) competition in the automotive, consumer or professional markets in which we operate, including pricing pressures in the market for personal navigation devices; (12) our ability to achieve cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering and administrative organizations; (13) model-year changeovers and customer acceptance in the automotive industry; (14) our ability to enforce or defend our ownership and use of intellectual property; (15) our ability to maintain a competitive technological advantage within the systems, services and products we provide into the market place; (16) our ability to effectively integrate acquisitions made by us or manage restructuring and cost migration initiatives; (17) our ability to comply with financial or other covenants in our long-term debt agreements; (18) limitations on our ability to borrow funds under our existing credit facilities; (19) valuation of certain assets, including goodwill, investments and deferred tax assets, considering recent market conditions and operating results; (20) strikes, work stoppages and labor negotiations at our facilities or at a facility of one of our significant customers, or work stoppages at a common carrier or a major shipping location; (21) commodity price fluctuations; (22) availability of key components for the products we manufacture; (23) the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits; and (24) other risks detailed in Harman International’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other filings made by Harman International with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement.

APPENDIX

Automotive Division

FY 2009 Key Figures – Automotive	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	Q4 09	Q4 08	Including Currency Changes	Excluding Currency Changes[2]	FY 2009	FY 2008	Including Currency Changes	Excluding Currency Changes[2]
Net sales	466	777	(40)%	(34)%	2,005	2,929	(32)%	(28)%
Gross profit	78	183	(57)%	(52)%	385	714	(46)%	(43)%
Percent of net sales	16.8%	23.5%			19.2%	24.4%
Operating income (loss)	(56)	31	n.m.	n.m.	(440)	115	n.m.	n.m.
Percent of net sales	(12.1)%	4.0%			(21.9)%	3.9%
Restructuring-related costs	29	6			60	26
Goodwill impairment charge	3	0			295	0
Non-GAAP
Gross profit[1]	79	186	(58)%	(52)%	393	717	(45)%	(42)%
Percent of net sales[1]	16.9%	23.9%			19.6%	24.5%
Operating income (loss)[1]	(25)	38	n.m.	n.m.	(85)	140	n.m.	n.m.
Percent of net sales[1]	(5.3)%	4.8%			(4.2)%	4.8%

[1,2]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Note: Prior year Automotive Division results reflect restatement of QNX business into Other.

n.m. = Not Meaningful

Automotive net sales in fiscal 2009 were $2.0 billion, a decrease of 32 percent or 28 percent when adjusted for constant currency compared to the prior year. Gross margin on a non-GAAP basis in fiscal 2009 decreased 4.9 percentage points to 19.6 percent. SG&A expense on a non-GAAP basis in fiscal 2009 was $478.0 million compared to $576.9, representing a decrease of $98.9 million. Foreign currency translation contributed $33.4 million to the decrease in SG&A expense. Operating loss on a non-GAAP basis in fiscal 2009 was ($85.0) million compared to operating income of $140.5.

Net sales in the fourth quarter were $465.5 million, a decrease of 40 percent or 34 percent when adjusted for constant currency compared to the prior year. Sales were negatively impacted by lower production volumes and extended plant shut downs by some major automakers.

Gross margin on a non-GAAP basis in the fourth quarter decreased 7.1 percentage points to 16.9 percent. The margin decline was due to several factors including production under-absorption and lower contribution margin related to the ramp up of new infotainment product launches. The Company anticipates that margins on the next-generation infotainment products will improve over time as these platforms mature, allowing for greater cost and productivity efficiencies. STEP Change programs focused on sustainable productivity improvements are establishing a more competitive production cost base and we anticipate greater benefits will be realized once automotive demand improves.

SG&A expense on a non-GAAP basis in the fourth quarter was $103.7 million compared to $148.6 million, representing a decrease of $44.9 million. Foreign currency translation contributed $15.1 million to the decrease in SG&A expense. Other factors included a reduction in R&D, net proceeds from the sale of the Company’s speech recognition assets, and a reduction in advertising and promotion expense.

During the fourth quarter, the Harman Automotive division announced the availability of a new Harman Kardon premium audio system for BMW’s MINI vehicle models to more than 30,000 attendees of the MINI United owner festival in the United Kingdom. The Automotive division launched a new premium branded audio and infotainment system on the highly successful Ferrari “California” model, which is currently sold out through 2010. Branded audio systems were also successfully launched in vehicle models from automakers including Toyota, Lexus and Subaru. Harman’s leadership in technology and quality was recognized by the respected German magazine “Connect”, in which the Harman-designed and built BMW and Audi infotainment systems were named “Products of the Year”.

Consumer Division

FY 2009 Key Figures – Consumer	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	Q4 09	Q4 08	Including Currency Changes	Excluding Currency Changes[2]	FY 2009	FY 2008	Including Currency Changes	Excluding Currency Changes[2]
Net sales	70	112	(37)%	(33)%	356	515	(31)%	(28)%
Gross profit	15	24	(39)%	(34)%	83	124	(33)%	(30)%
Percent of net sales	21.2%	21.7%			23.3%	24.1%
Operating income (loss)	(15)	(8)	(98)%	(97)%	(50)	(4)	n.m.	n.m.
Percent of net sales	(22.0)%	(7.0)%			(14.0)%	(0.7)%
Restructuring-related costs	8	2			13	6
Goodwill impairment charge	0	0			23	0
Non-GAAP
Gross profit[1]	15	24	(38)%	(33)%	83	124	(33)%	(30)%
Percent of net sales[1]	21.4%	21.7%			23.3%	24.1%
Operating income (loss)[1]	(8)	(6)	(33)%	(32)%	(14)	2	n.m.	n.m.
Percent of net sales[1]	(11.1)%	(5.2)%			(3.9)%	0.4%

[1,2]	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Note: Consumer Division results, both current and prior year, reflect restatement of Harman Specialty Group (HSG) into Professional Division. HSG transferred from Consumer Division to Professional Division on March 1, 2009.

n.m. = Not Meaningful

Consumer net sales in fiscal 2009 were $356.5 million, a decrease of 31 percent or 28 percent when adjusted for constant currency compared to the prior year. Gross margin on a non-GAAP basis in fiscal 2009 decreased 0.8 percentage points to 23.3 percent. SG&A expense on a non-GAAP basis in fiscal 2009 was $97.1 million compared to $122.1 million, representing a decrease of $25.0 million. Foreign currency translation contributed $3.6 million to the decrease in SG&A expense. Operating loss on a non-GAAP basis in fiscal 2009 was ($13.9) million compared to operating income of $2.0 million.

Net sales in the fourth quarter were $70.0 million, a decrease of 37 percent or 33 percent when adjusted for constant currency compared to the prior year. Lower sales were attributable to the severe economic downturn in the Americas and Europe as well as elimination of the PND business in Consumer.

Gross margin on a non-GAAP basis in the fourth quarter decreased 0.3 percentage points to 21.4 percent. The slight decrease was due to under-absorption of fixed costs due to lower sales volumes, mostly offset by an improvement in contribution margin as the result of the Company’s strategy to focus on differentiated, high valued added products.

SG&A expense on a non-GAAP basis in the fourth quarter was $22.7 million compared to $30.1 million, representing a decrease of $7.4 million. Foreign currency translation contributed $1.9 million to the decrease in SG&A expense. The benefits of restructuring projects primarily accounted for the rest of the decrease.

During the fourth quarter, the Harman Consumer division made significant strides in strengthening its brand marketing and channels to market. Harman’s JBL brand expanded its retail presence with its co-branded Roxy headphone line in the Target store chain. Marketing initiatives during the quarter focused on continued expansion of the AKG consumer product line in the U.S., including a retail agreement with Airport Wireless stores. AKG also launched a redesigned web site, a dedicated shopping portal on Amazon.com, and a social media campaign on networking sites including Facebook and YouTube. Harman’s successful partnership with Apple continued to expand with new co-marketing campaigns for iPhone models and Harman headphones in Asia, and AKG headphones featured on Apple’s European e-commerce site.

Professional Division

FY 2009 Key Figures – Professional	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	Q4 09	Q4 08	Including Currency Changes	Excluding Currency Changes[2]	FY 2009	FY 2008	Including Currency Changes	Excluding Currency Changes[2]
Net sales	124	168	(26)%	(23)%	493	627	(21)%	(20)%
Gross profit	45	69	(34)%	(32)%	183	244	(25)%	(23)%
Percent of net sales	36.2%	41.0%			37.2%	38.9%
Operating income	8	32	(74)%	(74)%	44	88	(50)%	(49)%
Percent of net sales	6.5%	18.8%			9.0%	14.0%
Restructuring-related costs	8	1			18	9
Goodwill impairment charge	0	0			0	0
Non-GAAP
Gross profit[1]	45	69	(34)%	(32)%	184	244	(25)%	(23)%
Percent of net sales[1]	36.4%	41.2%			37.4%	38.9%
Operating income[1]	16	33	(50)%	(50)%	62	97	(36)%	(36)%
Percent of net sales[1]	13.0%	19.4%			12.6%	15.5%

[1],2	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Note: Professional Division results, both current and prior year, reflect restatement of Harman Specialty Group (HSG) into Professional Division. HSG transferred from Consumer Division to Professional Division on March 1, 2009.

Professional net sales in fiscal 2009 were $492.9 million, a decrease of 21 percent or 20 percent when adjusted for constant currency compared to the prior year. Gross margin on a non-GAAP basis in fiscal 2009 decreased 1.5 percentage points to 37.4 percent. SG&A expense on a non-GAAP basis in fiscal 2009 was $121.9 million compared to $147.1 million, representing a decrease of $25.2 million. Foreign currency translation contributed $4.8 million to the decrease in SG&A expense. Operating income on a non-GAAP basis in fiscal 2009 was $62.3 million, or 12.6 percent, compared to operating income of $97.1 million, or 15.5 percent.

Net sales in the fourth quarter were $124.3 million, a decrease of 26 percent or 23 percent when adjusted for constant currency compared to the prior year. The decrease in sales was primarily due to poor economic conditions.

Gross margin on a non-GAAP basis in the fourth quarter decreased 4.8 percentage points to 36.4 percent. The decrease was due to under-absorption of fixed costs due to lower sales volumes.

SG&A expense on a non-GAAP basis in the fourth quarter was $29.1 million compared to $36.5 million, representing a decrease of $7.4 million. Foreign currency translation contributed $1.8 million to the decrease in SG&A expense. Other factors included lower selling expenses and tight cost controls implemented across all business units.

During the fourth quarter, the Harman Professional division provided sound equipment for major touring artists, including Lionel Ritchie, Bruce Springsteen, and Iron Maiden. More than 30 new products were launched during the quarter, including new JBL professional loudspeakers, AKG microphones, Lexicon desktop recording products, Crown amplifiers, Digitech effects processors, and a new dbx loudspeaker management system. Harman’s continued technical leadership in professional sound was recognized with nominations for 2009 Technical Excellence and Creativity Awards for its AKG headphones and microphones. Additionally, new Harman professional systems also took the spotlight at several leading sports and entertainment venues. These included the new Yankee Stadium and Citi Field in New York, Oriole Park at Camden Yards in Baltimore, Michigan International Speedway, Verizon Hall in Philadelphia, the Rock and Roll Hall of Fame, and leading nightclubs from London, England to Seoul, Korea.

Other (QNX and Corporate)

FY 2009 Key Figures – Other	Three Months Ended June 30				Twelve Months Ended June 30
			Increase (Decrease)				Increase (Decrease)
$ millions	Q4 09	Q4 08	Including Currency Changes	Excluding Currency Changes[2]	FY 2009	FY 2008	Including Currency Changes	Excluding Currency Changes[2]
Net sales	8	11	(26)%	(25)%	37	41	(10)%	(10)%
Gross profit	4	7	(39)%	(39)%	23	28	(17)%	(16)%
Percent of net sales	53.9%	66.0%			62.3%	67.3%
Operating income (loss)	(19)	(12)	(55)%	(55)%	(64)	(60)	(6)%	(6)%
Percent of net sales	(240)%	(115)%			(173)%	(148)%
Restructuring-related costs	2	3			9	5
Merger-related costs	0	0			0	14
Goodwill impairment charge	0	0			13	0
Non-GAAP
Gross profit[1]	4	7	(39)%	(39)%	23	28	(17)%	(16)%
Percent of net sales[1]	53.9%	66.0%			62.3%	67.3%
Operating income (loss)[1]	(17)	(9)	(86)%	(86)%	(42)	(41)	(2)%	(2)%
Percent of net sales[1]	(220)%	(88)%			(113)%	(101)%

[1],2	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

SG&A expense for QNX and Corporate on a non-GAAP basis in fiscal 2009 was $64.6 million compared to $68.6 million in the prior year, representing a decrease of $4.0 million. The reduction was primarily due to lower stock option and bonus expenses.

SG&A expense on a non-GAAP basis in the fourth quarter was $21.6 million compared to $16.4 million in the prior year, representing an increase of $5.2 million. The increase was primarily due to an incremental investment in technological innovation made within our corporate technology center.

During the fourth quarter, Harman’s software unit, QNX, demonstrated continued success as the de-facto software standard for automotive infotainment. The 2010 Range Rover model from Land Rover shipped with a new digital instrument cluster based upon the QNX Neutrino operating system, and Italian automotive supplier MTA Group selected QNX Neutrino as the foundation of its digital instrument cluster products. QNX announced that Pandora Internet Radio had become the latest member of its Connected Automotive Reference (CAR) program, joining more than 40 other automotive customers and partners collaborating toward seamless technology integration. QNX contributions to the telematics industry were recognized at the Telematics Detroit 2009 awards event and the Embedded Systems Conference 2009.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($000s omitted except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Net sales	$667,675	$1,067,263	$2,891,022	$4,112,503
Cost of sales	525,141	784,689	2,216,406	3,003,097

Gross profit	142,534	282,574	674,616	1,109,406

Selling, general and administrative expenses	222,465	239,752	853,327	970,905
Goodwill impairment	2,777	—	330,563	—

Operating income (loss)	(82,708)	42,822	(509,274)	138,501

Other expenses:
Interest expense, net	6,211	2,700	6,939	8,648
Miscellaneous, net	1,732	1,924	3,483	5,369

Income (loss) before income taxes	(90,651)	38,198	(519,696)	124,484

Income tax expense (benefit)	(29,073)	6,139	(97,897)	17,119
Minority interest	786	333	752	(421)

Net income (loss)	$(62,364)	$31,726	$(422,551)	$107,786

Basic earnings (loss) per share	$(1.05)	$0.54	$(7.19)	$1.75
Diluted earnings (loss) per share	$(1.05)	$0.54	$(7.19)	$1.73

Shares outstanding – Basic	59,515	58,443	58,766	61,472
Shares outstanding – Diluted	59,515	58,792	58,766	62,182

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

($000s omitted)

(unaudited)

	June 30, 2009	June 30, 2008
ASSETS
Current assets
Cash and cash equivalents	$590,568	$223,109
Accounts receivable	415,837	574,195
Inventories	333,704	390,638
Other current assets	170,422	236,355

Total current assets	1,510,531	1,424,297

Property, plant and equipment	518,596	640,042
Goodwill	81,877	436,447
Deferred tax assets, long term	292,568	208,107
Other assets	88,781	118,032

Total assets	$2,492,353	$2,826,925

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$605	$639
Accounts payable	241,420	343,780
Accrued liabilities	362,781	413,645
Accrued warranties	116,673	126,977
Income taxes payable	22,051	21,911

Total current liabilities	743,530	906,952

Borrowings under revolving credit facility	227,319	25,000
Long-term debt	401,535	402,313
Minority interest	786	34
Other non-current liabilities	145,358	152,780

Total shareholders’ equity	973,825	1,339,846

Total liabilities and shareholders’ equity	$2,492,353	$2,826,925

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts)

(unaudited)

	Three Months Ended June 30, 2009
	GAAP	Adjustments	Non-GAAP
Net sales	$667,675	—	$667,675
Cost of sales	525,141	$(882)[a]	524,259

Gross profit	142,534	882	143,416

Selling, general and administrative expenses	222,465	(45,349)[b]	177,116
Goodwill impairment	2,777	(2,777)[c]	—

Operating income (loss)	(82,708)	49,008	(33,700)

Other expenses:
Interest expense, net	6,211	—	6,211
Miscellaneous, net	1,732	—	1,732

Income (loss) before income taxes	(90,651)	49,008	(41,643)

Income tax expense (benefit)	(29,073)	13,591 [d]	(15,482)
Minority interest	786	—	786

Net income (loss)	$(62,364)	$35,417	$(26,947)

Basic earnings (loss) per share	$(1.05)		$(0.45)
Diluted earnings (loss) per share	$(1.05)		$(0.45)

Shares outstanding – Basic	59,515		59,515
Shares outstanding – Diluted	59,515		59,515

(a)	Restructuring charges in Cost of Sales in the amount of $0.9 million were recorded during the fourth quarter of fiscal 2009. These charges were taken to increase efficiency in manufacturing functions.
(b)	Restructuring charges in SG&A in the amount of $45.3 million were recorded during the fourth quarter of fiscal 2009. These charges were taken to increase efficiency in manufacturing, engineering and administrative functions.
(c)	A goodwill impairment charge of $2.8 million was incurred during the fourth quarter.
(d)	The tax benefit applied to restructuring expenses during the fourth quarter was calculated by multiplying the actual restructuring charge in each individual country by the discrete marginal tax rate within that specific country. This weighted average calculation yielded a tax benefit rate of 29.4%. Prior period tax benefit used the same calculation methodology, but assumed that 80% of the restructuring expenses would be of US origin and the remaining 20% would be of German origin. This weighted average calculation yielded a tax benefit rate of approximately 34%. Tax benefits, if any, applied to goodwill impairment expense are based on discrete transactions and disclosed in the goodwill impairment footnotes of our recent SEC filings.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our restructuring and goodwill impairment charges incurred during the fourth quarter of fiscal 2009. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts)

(unaudited)

	Twelve Months Ended June 30, 2009
	GAAP	Adjustments	Non-GAAP
Net sales	$2,891,022	—	$2,891,022
Cost of sales	2,216,406	$(8,743)[a]	2,207,663

Gross profit	674,616	8,743	683,359

Selling, general and administrative expenses	853,327	(91,702)[b]	761,625
Goodwill impairment	330,563	(330,563)[c]	—

Operating income (loss)	(509,274)	431,008	(78,266)

Other expenses:
Interest expense, net	6,939	—	6,939
Miscellaneous, net	3,483	—	3,483

Income (loss) before income taxes	(519,696)	431,008	(88,688)

Income tax expense (benefit)	(97,897)	67,521 [d]	(30,376)
Minority interest	752	—	752

Net income (loss)	$(422,551)	$363,487	$(59,064)

Basic earnings (loss) per share	$(7.19)		$(1.01)
Diluted earnings (loss) per share	$(7.19)		$(1.01)

Shares outstanding – Basic	58,766		58,766
Shares outstanding – Diluted	58,766		58,766

(a)	Restructuring charges in Cost of Sales in the amount of $8.7 million were recorded during fiscal 2009. These charges were primarily related to accelerated depreciation due to closure of manufacturing facilities.
(b)	Restructuring charges in SG&A in the amount of $91.7 million were recorded during fiscal 2009. These charges were taken to increase efficiency in manufacturing, engineering and administrative functions.
(c)	Goodwill impairment charges totaling $330.6 million were incurred during fiscal 2009.
(d)	The tax benefit applied to restructuring expenses during the fourth quarter was calculated by multiplying the actual restructuring charge in each individual country by the discrete marginal tax rate within that specific country. This weighted average calculation yielded a tax benefit rate of 29.4%. Prior period tax benefit used the same calculation methodology, but assumed that 80% of the restructuring expenses would be of US origin and the remaining 20% would be of German origin. This weighted average calculation yielded a tax benefit rate of approximately 34%. Tax benefits, if any, applied to goodwill impairment expense are based on discrete transactions and disclosed in the goodwill impairment footnotes of our recent SEC filings.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our restructuring and goodwill impairment charges incurred during fiscal 2009. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts)

(unaudited)

	Three Months Ended June 30, 2008
	GAAP	Adjustments	Non-GAAP
Net sales	$1,067,263	—	$1,067,263
Cost of sales	784,689	$(3,836)[a]	780,853

Gross profit	282,574	3,836	286,410

Selling, general and administrative expenses	239,752	(8,257)[a]	231,495

Operating income (loss)	42,822	12,093	54,915

Other expenses:
Interest expense, net	2,700	—	2,700
Miscellaneous, net	1,924	—	1,924

Income (loss) before income taxes	38,198	12,093	50,291

Income tax expense (benefit)	6,139	4,078	10,217
Minority interest	333	—	333

Net income (loss)	$31,726	$8,015	$39,741

Basic earnings (loss) per share	$0.54		$0.68
Diluted earnings (loss) per share	$0.54		$0.68

Shares outstanding – Basic	58,443		58,443
Shares outstanding – Diluted	58,792		58,792

(a)	Restructuring charges in the aggregate amount of $12.1 million were recorded during the fourth quarter to increase efficiency in manufacturing, engineering and administrative operations.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements with a better understanding of our restructuring charges incurred during the fourth quarter of fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts)

(unaudited)

	Twelve Months Ended June 30, 2008
	GAAP	Adjustments	Non-GAAP
Net sales	$4,112,503	—	$4,112,503
Cost of sales	3,003,097	$(3,836)[a]	2,999,261

Gross profit	1,109,406	3,836	1,113,242

Selling, general and administrative expenses	970,905	(56,233)[a]	914,672

Operating income (loss)	138,501	60,069	198,570

Other expenses:
Interest expense, net	8,648	—	8,648
Miscellaneous, net	5,369	—	5,369

Income (loss) before income taxes	124,484	60,069	184,553

Income tax expense (benefit)	17,119	21,530	38,649
Minority interest	(421)	—	(421)

Net income (loss)	$107,786	$38,539	$146,325

Basic earnings (loss) per share	$1.75		$2.38
Diluted earnings (loss) per share	$1.73		$2.35

Shares outstanding – Basic	61,472		61,472
Shares outstanding – Diluted	62,182		62,182

(a)	During the fiscal year ended June 30, 2008, restructuring charges in the amount of $46.2 million were recorded to increase efficiency in manufacturing, engineering and administrative operations. Additionally, $13.8 million in merger costs, principally investment banking and professional fees, related to our terminated merger agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners were recorded in the fiscal year ended June 30, 2008.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements with a better understanding of our restructuring and merger related costs incurred during fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

RECONCILIATION OF NON-GAAP MEASURES EXCLUDING EFFECT OF FOREIGN CURRENCY

TRANSLATION

($000s Omitted)

	Three Months Ended June 30,		Increase
	2009	2008	(Decrease)
Net sales	$667,675	$1,067,263	(37)%
Effect of foreign currency translation[1]	—	(89,331)

Net sales, excluding effect of foreign currency translation	667,675	977,932	(32)%

Operating income (loss)	(82,708)	42,822	n.m.
Effect of foreign currency translation[1]	—	(6,202)

Operating income (loss), excluding effect of foreign currency translation	(82,708)	36,620	n.m.

Net income (loss)	(62,364)	31,726	n.m.
Effect of foreign currency translation[1]	—	(9,371)

Net income (loss), excluding effect of foreign currency translation	$(62,364)	$22,355	n.m.

[1]	2008 actual results translated at 2009 foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

RECONCILIATION OF NON-GAAP MEASURES EXCLUDING EFFECT OF FOREIGN CURRENCY

TRANSLATION

($000s Omitted)

	Twelve Months Ended June 30,		Increase
	2009	2008	(Decrease)
Net sales	$2,891,022	$4,112,503	(30)%
Effect of foreign currency translation[1]	—	(193,864)

Net sales, excluding effect of foreign currency translation	2,891,022	3,918,639	(26)%

Operating income (loss)	(509,274)	138,501	n.m.
Effect of foreign currency translation[1]	—	(8,034)

Operating income (loss), excluding effect of foreign currency translation	(509,274)	130,467	n.m.

Net income (loss)	(422,551)	107,786	n.m.
Effect of foreign currency translation[1]	—	(6,881)

Net income (loss), excluding effect of foreign currency translation	$(422,551)	$100,905	n.m.

[1]	2008 actual results translated at 2009 foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.